EXPENSE LIMITATION AGREEMENT

Dated: May 19, 2016

Archer Investment Series Trust

9000 Keystone Crossing, Ste 630

Indianapolis, IN 46240

You have engaged us to act as the sole Investment Advisor of each of the separately stated series of the Archer Investment Series Trust (the collectively the “Funds”) pursuant to a Management Services Agreement approved by the Board of Trustees on January 28, 2010 (the “Agreement”) as agreement.

We hereby contractually agree to waive our management fee and/or reimburse certain expenses of the Funds, but only to the extent necessary to maintain the Fund’s annual net operating expenses (excluding brokerage fees and commissions, any 12b-1 fees, borrowing costs (such as interest and dividend expenses on securities sold short), taxes, extraordinary expenses and any indirect expenses (such as Fees and Expenses of Acquired Funds) at a percentage of average daily net assets and a term as stated in Exhibit “A” for each Fund.

This agreement shall become effective on May 19, 2016 and shall remain in effect until at least December 31, 2018, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Archer Investment Series Trust (the “Trust”). This agreement may only by terminated by the Fund’s Board of Trustee on 60 days’ written notice to the Archer Investment Corporation upon the termination of the Management Services Agreement between the Trust and Archer Investment Corporation.

Any waiver or reimbursement by us is subject to repayment by the applicable Fund within the three (3) fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and any expense limitations in place at the time of repayment, and the repayment is approved by the Board of Trustees.

Very truly yours,

ARCHER INVESTMENT CORPOARTTION

By: /s/ Troy C. Patton

Troy C. Patton, Managing Director

The foregoing agreement is hereby accepted.

ARCHER INVESTMENT SERIES TRUST

By: /s/ Troy C. Patton

        Troy C. Patton, Trustee

EXHIBIT A

Dated: May 19, 2016

Percentage of

Fund Name

   Net Assets

Term

Archer Balanced Fund

1.20%

December 31, 2018

Archer Income Fund

1.18%

December 31, 2018

Archer Stock Fund

1.45%

December 31, 2018

Archer Dividend Growth Fund

0.99%

December 31, 2018